Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-272269) pertaining to the New Hire Inducement Stock Option Grant of Repare Therapeutics Inc., the Registration Statements (Form S-8 Nos. 333-270170, 333-239400, 333-255048 and 333-263469) pertaining to the 2020 Equity Incentive Plan and the 2020 Employee Share Purchase Plan of Repare Therapeutics Inc. and in the Registration Statement (Form S-3 No. 333-257668) of Repare Therapeutics Inc. of our reports dated February 28, 2024, with respect to the consolidated financial statements of Repare Therapeutics Inc. and the effectiveness of internal control over financial reporting of Repare Therapeutics Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Montreal, Canada

February 28, 2024